Exhibit 4.1

DORADUS TECHNOLOGIES, INC.
2004 AMENDED AND RESTATED STOCK OPTION PLAN

1.             PURPOSES OF THE PLAN

The purposes of this 2004 Amended and Restated Stock Option Plan (the “Plan”) of Doradus Technologies, Inc., a California corporation (the “Company”) are to:

(i)            Encourage selected officers and key employees to accept or continue employment with the Company or its Affiliates; and

(ii)           Increase the interest of selected officers, directors, key employees and consultants in the Company’s welfare through participation in the growth in value of the common stock of the Company (“Common Stock”).

Options granted under this Plan (“Options”) may be “incentive stock options” (“ISOs”) intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified options” (“NQOs”).

2.             ELIGIBLE PERSONS

Every person who at the date of grant of an Option is a key employee of the Company or of any Affiliate (as defined below) (including employees who are also officers or directors of the Company or of any Affiliate) is eligible to receive NQOs or ISOs under this Plan. The term “Affiliate” as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. Every person who is a director of or consultant to the Company or any Affiliate at the date of grant of an Option is eligible to receive NQOs under this Plan.

3.             STOCK SUBJECT TO THIS PLAN

Subject to the provisions of Section 6.1.1 of the Plan, the maximum aggregate number of shares of stock that may be granted pursuant to this Plan is Four Million Five Hundred Thousand (4,5000,000) shares of Common Stock. The shares unexercised shall become available again for grants under the Plan.

4.             ADMINISTRATION

4.1           Board of Directors.   This Plan shall be administered by the Board of Directors of the Company (the “Board”). No member of the Board shall be liable for any decision, action, or omission respecting the Plan, any options, or any option shares.

4.2           Disinterested Administration.   From and after such time as the Company registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered in accordance with the disinterested administrative requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”), or any successor rule thereto.

4.3           Authority of the Board of Directors.   Subject to the other provisions of this Plan, the Board shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any Option; (ix) to defer (with the consent of the optionee) or accelerate the exercise date or vesting of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Board, in its discretion, may delegate its duties with respect to the Plan to a committee of directors (the “Compensation Committee”) as it deems proper.

4.4           Determinations Final.   All questions of interpretation, implementation, and application of this Plan shall be determined by the Board. Such determinations shall be final and binding on all persons.

5.             GRANTING OF OPTIONS: STOCK OPTION AGREEMENT

5.1           Ten-Year Term.   No Options shall be granted under this Plan after ten (10) years from the date of adoption of this Plan by the Board.

5.2           Stock Option Agreement.   Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute a stock option agreement shall not invalidate the granting of any Option.

5.3           Designation as ISO or NQO.   The stock option agreement shall specify whether each Option it evidences is a NQO or an ISO. Notwithstanding designation of any Option as an ISO or a NQO, if the aggregate fair market value of the shares under Options designated as ISOs which would become exercisable for the first time by any optionee at a rate in excess of one hundred thousand dollars ($100,000) in any calendar year (under all plans of the Company), then unless otherwise provided in the stock option agreement or by the Compensation Committee, such Options shall be NQOs to the extent of the excess above one hundred thousand dollars ($100,000). For purposes of this Section 5.3, Options shall be taken into account in the order in which they were granted, and the fair market value of the shares shall be determined as of the time the Option, with respect to such shares, is granted.

5.4           Grant to Prospective Employees.   The Board or Compensation Committee may approve the grant of Options under this Plan to persons who are expected to become employees of the Company, but who are not employees at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the optionee is first treated as an employee for payroll purposes.

6.             TERMS AND CONDITIONS OF OPTIONS

Each Option granted under this Plan shall be designated as a NQO or an ISO. Each Option shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

6.1           Terms and Conditions to Which Options Are Subject.   Options granted under this Plan shall, as provided in Section 6, be subject to the following terms and conditions:

6.1.1        Changes in Capital Structure.   The existence of outstanding Options shall not affect the Company’s right to effect adjustments, recapitalizations, reorganizations, or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company’s or any other corporation’s assets or business or any other corporate act whether similar to the events described above or otherwise. Subject to Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, or other event, or converted into or exchanged for other securities as a result of a merger, consolidation, reorganization, or other event, appropriate adjustments shall be made in (i) the number and class of shares of stock subject to this Plan and each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result to any such adjustments. Each such adjustment shall be subject to approval by the Compensation Committee in its sole discretion, and may be made without regard to any resulting tax consequence to the optionee.

6.1.2        Corporate Transactions.   In connection with (i) any merger, consolidation, acquisition, separation, or reorganization in which more than fifty percent (50%) of the shares of the Company outstanding immediately before such event are converted into cash or into another security, (ii) any dissolution or liquidation of the Company or any partial liquidation involving fifty percent (50%) or more of the assets of the Company, (iii) any sale of more than fifty percent (50%) of the Company’s assets, or (iv) any like occurrence in which the Company is involved, the Board or the Compensation Committee may, in its absolute discretion, do one or more of the following upon ten days’ prior written notice to all optionees; (a) accelerate any vesting schedule to which an Option is subject; (b) cancel Options upon payment to each optionee in cash, with respect to each Option to the extent then exercisable, of any amount which, in the absolute discretion of the Board or the Compensation Committee, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that such optionee would have received if the Option had been exercised before the effective time over the exercise price of the Option; (c) shorten the period during which such Options are exercisable (provided they remain exercisable, to the extent otherwise exercisable, for at least ten days after the date the notice is given); or (d) arrange that new option rights be substituted for the option rights granted under this Plan, or that the Company’s obligations as to Options outstanding under this Plan be assumed, by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation. The actions described in this Section 6.1.2 may be taken without regard to any resulting tax consequence to the optionee.

6.1.3        Time of Option Exercise.   Except as necessary to satisfy the requirements of Section 422 of the Code and subject to Section 5, Options granted under this Plan shall be exercisable at such times as are specified in the written stock option agreement relating to such Option: provided, however, that so long as the optionee is a director or officer, as those terms are used in Section 16 of the Exchange Act, such Option may not be exercisable, in whole or in part, at any time prior to the six (6) month anniversary of the date of the Option grant, unless the Board or the Compensation Committee determine that the foregoing provision is not necessary to comply with the provisions of Rule 16b-3 or that Rule 16b-3 is not applicable to the Plan. No Option shall be exercisable, however, until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee. The Board or the Compensation Committee, in its absolute discretion, may later waive any limitations respecting the time at which an Option or any portion of an Option first becomes exercisable.

6.1.4        Option Grant Date.   Except as provided in Section 5.4 or as otherwise specified by the Board or the Compensation Committee, the date of grant of an Option under this Plan shall be the date as of which the Board or the Compensation Committee approves the grant.

6.1.5        Nonassignability of Option Rights.   No Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order (limited in the case of an ISO, to a qualified domestic relations order that effects a transfer of an ISO that is community property as part of a division of community property). During the life of the optionee, an Option shall be exercisable only by the optionee.

6.1.6        Payment.   Except as provided below, payment in full shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. Payment may be made in cash, by promissory note, by delivery to the Company of shares of Common Stock owned by the optionee (duly endorsed in favor of the Company or accompanied by a duly endorsed stock power), or by any other form of consideration and method of payment to the extent permitted under or the stock option agreement or applicable law. Any shares delivered shall be valued as of the date of exercise of the Option in the manner set forth in Section 6.1.12. Optionees may not exercise Options by delivery of shares more frequently than at six (6)month intervals.

6.1.7        Termination of Employment.   Unless determined otherwise by the Board in its absolute discretion to the extent not already expired or exercised, every Option granted under this Plan shall terminate at the earlier of (a) the Expiration Date (as defined in Section 6.1.13) or (b) upon the date of termination of employment with the Company or any Affiliate; provided that if (i) termination of employment is due to the optionee’s “disability” (as determined in accordance with Section 22(e)(3) of the Code), the optionee, or the optionee’s personal representative, may at any time within six (6) months after the termination of employment (or such lesser period as is specified in the stock option agreement but in no event after the Expiration Date of the Option), exercise the option to the extent it was exercisable at the date of termination; and (ii) termination of employment is due to the optionee’s death, the optionee’s estate or a legal representative thereof, may at any time within and including six (6) months after the date of death of optionee (or such lesser period as is specified in the stock option agreement but in no event after the Expiration Date of the Option), exercise the option to the extent it was exercisable at the date of termination; and (iii) termination of employment is due to other reasons, the optionee may at any time on or before thirty (30) days from the termination date, exercise any options which were vested as of the termination date Transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence due to sickness, military service, or other cause duly approved by the Company, shall not be deemed a termination of employment for purposes of this Plan. For the purpose of this Section 6.1.7, “employment” means engagement with the Company or any Affiliate of the Company either as an employee, as a director, or as a consultant.

6.1.8        Repurchase of Stock.   In addition to the right of first refusal set forth in Section 6.1.9, at the time it grants Options under this Plan, the Company may retain, for itself or others, rights to purchase the shares acquired under the Option or impose other restrictions on the transfer of such shares. The terms and conditions of any such rights or other restrictions shall be set forth in the stock option agreement evidencing the Option.

6.1.9        Company’s Right of First Refusal.

(i)            Company’s Right; Notice.   Except as otherwise provided in the Bylaws of the Company, stock delivered pursuant to the exercise of any option granted under this Plan shall be subject to a right of first refusal by the Company in the event that the holder of such shares proposes to sell, pledge, or otherwise transfer such shares or any interest in such shares to any person or entity. Any holder of shares purchased under this Plan desiring to transfer such shares or any interest in such shares shall give a written notice (the “Offer Notice”) to the Company describing the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price and terms, and the name and address of the proposed transferee. The Company’s rights under this Section 6.1.9 shall be freely assignable.

(ii)           Exercise.   Except as provided under any repurchase right imposed under Section 6.1.8, if the Company fails to exercise its right of first refusal within twenty (20) days from the date on which the Company receives the Offer Notice, the shareholder may, within the next ninety (90) days, conclude a transfer to the proposed transferee of the exact number of shares covered by that notice on terms not more favorable to the transferee than those described in the notice. Any subsequent proposed transfer shall again be subject to the Company’s right of first refusal. If the Company exercises its right of first refusal, the shareholder shall endorse and deliver to the Company the stock certificates representing the shares being repurchased. The Company shall pay the shareholder the total repurchase price for the shares no later than the later of (a) sixty (60) days after receipt of the Offer Notice and (b) the end of such period for payment offered by the bona fide third-party transferor. The holder of the shares being repurchased shall cease to have any rights with respect to such shares immediately upon receipt of the repurchase price.

(iii)          Exceptions.   Notwithstanding the foregoing provisions of this Section 6.1.9, no notice of a proposed transfer shall be required and no right of first refusal shall exist with respect to transfers, including sales, to an optionee’s children, grandchildren, or parents or to trusts, estates, or custodianships of or for the account of an optionee or an optionee’s children, grandchildren, or parents; provided, however, that the transferee shall take such shares subject to the provisions of Sections 6.1.8. and 6.1.9.

(iv)          Termination of Company’s Right.   The right of first refusal set forth in this Section 6.1.9 shall terminate upon the earlier of the consummation of an underwritten public offering of the Company’s Common Stock registered under the Securities Act of 1933 or the date on which the Common Stock is registered under Section 12 of the Exchange Act.

(v)           No Limitation.   Nothing in this Section 6.1.9 shall limit the rights of the Company under any repurchase right imposed under Section 6.1.8.

(vi)          Conflict.   In the event that the terms of this paragraph 6.1.9 conflict or are inconsistent with any provision in the Bylaws of the Company, the terms of the Bylaws shall control.

(vii)         Stock Legend.   Any certificate representing shares of stock acquired as the result of an exercise of Options shall bear the following legend:

THE TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN IS SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE COMPANY. ANY TRANSFER IN VIOLATION OF SUCH RIGHT IS NULL AND VOID.

6.1.10      Withholding and Employment Taxes.   At the time of exercise of an Option (or at such later time(s) as the Company may prescribe), the optionee shall remit to the Company in cash all applicable (as determined by the Company in its sole discretion) federal and state withholding taxes. The Board may, in the exercise of its sole discretion, permit an optionee to pay some or all of such taxes by means of a promissory note on such terms as the Board deems appropriate. If authorized by the Board in its sole discretion, and if the Option has been held for six (6) months or more, an optionee may elect to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company or to tender to the Company other shares of Common Stock or other securities of the Company owned by the optionee on the date of determination of the amount of tax to be withheld as a result of the exercise of such Option (the “Tax Date”) to pay the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option, provided that the election satisfies the following requirements:

(i)            the election shall be irrevocable, shall be made at least six (6) months before the Option exercise, and shall be subject to the disapproval of the Board at any time before consummation of the Option exercise; or

(ii)           the election shall be made in advance to take effect in a subsequent “window period” (as defined below) in which the Option is exercised, and the Board shall approve the election when it is made or at any time thereafter up to consummation of the Option exercise; or

(iii)          the election shall be made in a window period and the approval of the Board shall be given after the election is made and within the same window period, and the Option exercise shall be consummated within such window period; or

(iv)          shares or other previously owned securities shall be tendered (but stock shall not be withheld) at any time up to the consummation of the Option exercise (in which event, neither a prior irrevocable election nor window period timing shall be required).

Notwithstanding the foregoing, clauses (ii) and (iii) shall not be available until the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 for at least one (1) year.

A “window period” is the period beginning on the third business day following the date of release for publication of quarterly or annual summary statements of sales and earnings and ending on the 12th business day following such date. Any securities so withheld or tendered shall be valued by the Company as of the Tax Date.

6.1.11      Other Provisions.   Each Option granted under this Plan may contain such other terms, provisions, and conditions not consistent with this Plan as may be determined by the Board, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code.

6.1.12      Determination of Value.   For purposes of the Plan, the value of Common Stock or other securities of the Company shall be determined as follows:

(i)            If the stock of the Company is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of

Securities Dealers Automated Quotation System or the Over the Counter Bulletin Board, its fair market value shall be the average trading price for the shares of common stock of the Company over a thirty (30) day period prior to the valuation date, as reported in the Wall Street Journal.

(ii)           If the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there is no quoted price for the date of grant, then for the last preceding business day on which there was a quoted price).

(iii)          If the stock of the Company is as described in Section 6.1.12(i) or (ii), but is restricted by law, contract, market conditions, or otherwise as to salability or transferability, its fair market value shall be as set forth in Section 6.1.12(i) or (ii), as appropriate, less, as determined by the Board, in its sole discretion, an appropriate discount, based on the nature and terms of the restrictions.

(iv)          In the absence of an established market for the stock, the fair market value thereof shall be determined by the Board, in its sole discretion, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

6.1.13      Option Term.   No Option shall be exercisable more than ten years after the date of grant, or such lesser period of time as set forth in the stock option agreement (the end of the maximum exercise period stated in the stock option agreement is referred to in this Plan as the “Expiration Date”). No ISO granted to any person who owns, directly or by attribution, stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company or any Affiliate ( a “Ten Percent Stockholder”) shall be exercisable more than five (5) years after the date of grant.

6.1.14      Exercise Price.   The exercise price of any Option granted to any Ten Percent Stockholder shall in no event be less than one hundred and ten percent (110%) of the fair market value (determined in accordance with Section 6.1.12) of the stock covered by the Option at the time the Option is granted.

6.1.15      Compliance with Securities Laws.   The Company shall not be obligated to offer or sell any shares upon exercise of an Option unless the shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the shares are otherwise in compliance with all applicable state and local securities laws. The Company shall have no obligation to register the shares under the federal securities laws or take whatever other steps may be necessary to enable the shares to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Option shares or subsequent transfers of any interest in the shares to comply with applicable securities laws. Stock certificates evidencing shares acquired upon exercise of options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Plan, or the stock option agreement evidencing the Option.

6.2           Terms and Conditions to Which Only NQOs Are Subject.   Options granted under this Plan which are designated as NQOs shall be subject to the following additional terms and conditions:

6.2.1        Exercise Price.   Except as set forth in Section 6.1.14, the exercise price of a NQO shall not be less than eighty five (85) percent of the fair market value (determined in accordance with Section 6.1.12) of the stock subject to the Option on the date of grant.

6.3           Terms and Conditions to Which Only ISOs Are Subject.   Options granted under this Plan which are designated as ISOs shall be subject to the following additional terms and conditions:

6.3.1        Exercise Price.   Except as set forth in Section 6.1.14, the exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.12) of the stock covered by the Option at the time the Option is granted.

6.3.2        Disqualifying Dispositions.   If stock acquired upon exercise of an ISO is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall notify the Company in writing of the date and terms of the disposition and comply with any other requirements imposed by the Company in order to enable the Company to secure any related income tax deduction to which it is entitled.

7.             MANNER OF EXERCISE

7.1           Notice of Exercise.   An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Compensation Committee, accompanied by payment of the exercise price as provided in Section 6.1.6. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price and, if required, by payment of any federal or state withholding or employment taxes required to be withheld by virtue of exercise of the Option will be considered as the date such Option was exercised.

7.2           Issuance of Certificates.   Subject to applicable provisions set forth in the stock option agreement, promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. Unless the Company specifies otherwise, an optionee or transferee of an optionee shall not have any privileges as a shareholder with respect to any stock covered by the Option until the date of issuance of a stock certificate. Subject to Section 6.1.1 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificates are delivered.

8.             EMPLOYMENT RELATIONSHIP

Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee’s employment at any time, nor confer upon any optionee any right to continue in the employ of the Company or any of its Affiliates.

9.             FINANCIAL INFORMATION

On or before ninety (90) days after the end of the fiscal year, the Company shall provide each optionee with a balance sheet and income statement for the prior fiscal year.

10.           AMENDMENTS TO PLAN

The Board may amend this Plan at any time. Except as set elsewhere in the Plan or Stock Option Agreement, without the consent of an optionee, no amendment may affect outstanding Options except to conform this Plan and ISOs granted under this Plan to federal or other tax laws relating to incentive stock options. No amendment shall require shareholder approval unless shareholder approval is required to preserve incentive stock option treatment for tax purposes or the Board otherwise concludes that shareholder approval is advisable.

11.           SHAREHOLDER APPROVAL: TERM

The Board of Directors and shareholders of the Company adopted the 2004 Stock Option Plan as of December 31, 2004 and amended the 2004 Stock Option Plan by this Plan by increasing the shares of common stock available for grant from 1,600,000 to 4,500,000 as of December 31, 2005. This Plan shall terminate ten (10) years after initial adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan without shareholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then-outstanding Options.

DORADUS TECHNOLOGIES, INC.
STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”), by and between Doradus Technologies, Inc., a California corporation (the “Company”), and ________________ (“Optionee”), is made effective as of this ___ day of _____________.

RECITALS

A.     Pursuant to the Doradus Technologies, Inc., 2004 Amended and Restated Stock Option Plan (the “Plan”), the Board of Directors of the Company (the “Board”) has authorized the grant of an option to purchase common stock of the Company (“Common Stock”) to Optionee, effective on the date indicated above, thereby allowing Optionee to acquire a proprietary interest in the Company in order that Optionee will have further incentive for continuing his or her employment by, and increasing his or her efforts on behalf of, the Company or an Affiliate of the Company.

B.     The Company desires to issue a stock option to Optionee and Optionee desires to accept such stock option on the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.      Option Grant.   The Company hereby grants to the Optionee, as a separate incentive and not in lieu of any fees or other compensation for his or her services, an option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of ___________________ (_____) shares of authorized but unissued shares of Common Stock, at the Purchase Price set forth in paragraph 2 of this Agreement.

2.      Purchase Price.   The Purchase Price per share (the “Option Price”) shall be $______ which is not less than one hundred percent (100%) of the fair market value per share of Common Stock on the date hereof. The Option Price shall be payable in the manner provided in paragraph 9 below.

3.      Adjustment.   The number and class of shares specified in paragraph 1 above, and the Option Price, are subject to appropriate adjustment in the event of certain changes in the capital structure of the Company such as stock splits, recapitalizations and other events which alter the per share value of Common Stock or the rights of holders thereof. In connection with (i) any merger, consolidation, acquisition, separation, or reorganization in which more than fifty percent (50%) of the shares of the Company outstanding immediately before such event are converted into cash or into another security, (ii) any dissolution or liquidation of the Company or any partial liquidation involving fifty percent (50%) or more of the assets of the Company, (iii) any sale of more than fifty percent (50%) of the Company’s assets, or (iv) any like occurrence in which the Company is involved, the Company may, in its absolute discretion, do one or more of the following upon ten days’ prior written notice to the Optionee: (a) accelerate any vesting schedule to which this option is subject; (b) cancel this option upon payment to the Optionee in cash, to the extent this option is then exercisable, of any amount which, in the absolute discretion of the Company, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that the Optionee would have received if this option had been exercised before the effective time over the Option Price; (c) shorten the period during which this option is exercisable (provided that this option shall remain exercisable, to the extent otherwise exercisable, for at least ten (10) days after the date the notice is given); or (d) arrange that new option rights be substituted for the option rights granted under this option, or that the Company’s obligations under this option be assumed, by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation. The actions described in this paragrap 3 may be taken without regard to any resulting tax consequence to the Optionee.

4.      Option Exercise.  Commencing on the date one (1) year after the date of this Agreement and so long as Optionee is still employed by the Company, the right to exercise this option will accrue as to one-fourth (1/4) of the number of shares subject to this option. Thereafter, the right to exercise the remainder of this option will vest in twelve (12) equal quarterly installments, such that the entire option will be 100% vested four (4) years after the date of this Agreement and so long as Optionee is still employed by the Company. Shares entitled to be, but not, purchased as of any vesting or accrual date may be purchased at any subsequent time, subject to paragraphs 5 and 6 below. The number of shares which may be purchased as of any such anniversary date will be rounded up to the nearest whole number. No partial exercise of the option may be for an aggregate exercise price of less than One Hundred Dollars ($100). In order to exercise any part of this option, Optionee must agree to be bound by the Company’s Shareholder Buy-Sell Agreement, if any, existing at the time of the exercise of this Option.

(i)      Early Exercise.   Subject to the conditions of this Section 4, Optionee may elect during such time as Optionee is employed by the Company, to exercise such Options or part thereof, prior to such time as the Options are vested as set forth above, provided however, (a) a partial exercise shall be deemed to cover vested shares of Common Stock first and then the earliest installment of unvested shares of Common Stock; (b) any Common Stock purchased shall be subject to the repurchase right as set forth below:

(A)   The Company shall have an option to repurchase (“Early Exercise Repurchase Option”) any Common Stock owned by the Optionee or his or her heirs, legal representatives, successors or assigns by way of an option granted hereunder. The Early Exercise Repurchase Option must be exercised, if at all, by the Company within ninety (90) days after the date of Optionee’s termination of employment with the Company, upon notice (“Notice”) to the Optionee or his or her heirs, legal representatives, successors or assigns, in conformance with paragraph 13 below. The purchase price to be paid for the shares subject to the Early Exercise Repurchase Option shall be the exercise price. The Company’s Early Exercise Repurchase Option shall only apply to shares underlying options which would not have vested at the time of repurchase, had the options not been exercised by the Optionee.

Any shares issued pursuant to an exercise of an option hereunder shall contain the following legend condition in addition to any other applicable legend condition:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PROVISIONS IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(B)    Any shares purchased as a result of an “early exercise” as set forth above, shall be held in escrow by the Company with an assignment in blank executed by Optionee. The shares may be released by the Company as its Early Exercise Repurchase Option lapses.

5.      Termination of Option.   The right to exercise this option will lapse in four (4) equal installments of the number of shares subject to this option on each of the sixth, seventh, eighth, and ninth anniversaries of the effective date of this Agreement. Notwithstanding any other provision of this Agreement, this option may not be exercised after, and will completely expire on, the close of business on the date ten (10) years after the effective date of this Agreement, unless terminated sooner pursuant to paragraph 6 below.

6.      Termination of Employment.   In the event of termination of Optionee’s employment with the Company for any reason, this option will terminate immediately upon the date of the termination of Optionee’s employment, unless terminated earlier pursuant to paragraph 5 above. Optionee shall have thirty (30) days after such termination to exercise any vested options. However, (i) if termination is due to the death of Optionee, the Optionee’s estate or a legal representative thereof, may at any time within and including six (6) months after the date of death of Optionee, exercise the option to the extent it was exercisable at the date of termination; or (ii) if termination is due to Optionee’s “disability” (as determined in accordance with Section 22(e)(3) of the Internal Revenue Code), Optionee may, at any time, within six (6) months following the date of this Agreement, exercise the option to the extent it was exercisable at the date of termination. If the Optionee or his or her legal representative fails to exercise the option within the time periods specified in this paragraph 6, the option shall expire. The Optionee or his or her legal representative may, on or before the close of business on the earlier of the date for exercise set forth in paragraph 5 or the dates specified in paragraph 4 above, exercise the option only to the extent Optionee could have exercised the option on the date of such termination of employment pursuant to paragraphs 4 and 5 above.

7.    Repurchase Option of Company.   Notwithstanding anything to the contrary contained in this Agreement, and except as set forth in Section 4(i)(A) of this Agreement, pursuant to Section 6.1.8 of the Plan, in the event of termination of Optionee’s employment with the Company for any reason, the Company shall have an option to repurchase (“Repurchase Option”) any Common Stock owned by the Optionee or his or her heirs, legal representatives, successors or assigns at the time of termination, or acquired thereafter by any of them at any time, by way of an option granted hereunder. The Repurchase Option must be exercised, if at all, by the Company within ninety (90) days after the date of termination upon notice (“Repurchase Notice”) to the Optionee or his or her heirs, legal representatives, successors or assigns, in conformance with paragraph 13 below. Provided however, that if the Repurchase Option is triggered by termination of Optionee’s employment with the Company because of death or disability, the Company shall have one hundred eighty (180) days to exercise the Repurchase Option. If the shares of the Company are publicly trade over an exchange such as NASDAQ, NYSE or OTC Bulletin Board, the purchase price to be paid for the shares subject to the Repurchase Option shall be the average trading price for the shares of common stock of the Company over a thirty (30) day period prior to the delivery of the Repurchase Notice. If the shares of the Company are not publicly traded, the purchase price shall be the fair market value of the shares as determined in good faith by the Board of Directors. Any shares issued pursuant to an exercise of an option hereunder shall contain the following legend condition in addition to any other applicable legend condition:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PROVISIONS IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

8.      Transferability.   This option will be exercisable during Optionee’s lifetime only by

Optionee. Except as otherwise set forth in the Plan, this option will be non-transferable.

9.      Method of Exercise.   Subject to paragraph 10 below, this option may be exercised by the person then entitled to do so as to any shares which may then be purchased by delivering to the Company an exercise notice in the form attached hereto as Exhibit A and:

(a)     full payment of the Option Price thereof (and the amount of any tax the Company is required by law to withhold by reason of such exercise) in the form of:

(i)      cash or readily available funds; or

(ii)     delivery of a secured promissory note (the “Note”) in a form satisfactory to the Company;

(iii)    a written request to Net Exercise, as defined in this paragraph 9(a)(iii). In lieu of exercising this Option via cash payment or promissory note, Optionee may elect to receive shares equal to the value of this Option (or portion thereof being canceled) by surrender of Options at the principal office of the Company together with notice of election to exercise by means of a Net Exercise in which event the Company shall issue to Optionee a number of shares of the Company computed using the following formula:

X =	Y (A-B)
A

where X is the number of shares of stock to be issued to Optionee; Y is the number of shares purchasable under this Option; A is the fair market value of the stock determined in accordance with Section 6.1.12 of the Plan; and B is the Option Price as adjusted to the date of such calculation.  Such request to Net Exercise shall be accepted or rejected by the Company in its sole discretion.

(b)    payment of any withholding or employment taxes, if any.

The Company will issue a certificate representing the shares so purchased within a reasonable time after its receipt of such notice of exercise, payment of the Option Price and withholding or employment taxes, and execution of any other appropriate documentation, with appropriate certificate legends.

10.    Securities Laws.   The issuance of shares of Common Stock upon the exercise of the option will be subject to compliance by the Company and the person exercising the option with all applicable requirements of federal and state securities and other laws relating thereto. No person may exercise the option at any time when, in the opinion of counsel to the Company, such exercise is not permitted under applicable federal or state securities laws. Nothing herein will be construed to require the Company to register or qualify any securities under applicable federal or state securities laws, or take any action to secure an exemption from such registration and qualification for the issuance of any securities upon the exercise of this option.

11.    No Rights as Shareholder.   Neither Optionee nor any person claiming under or through Optionee will be, or have any of the rights or privileges of, a shareholder of the Company in respect of any of the shares issuable upon the exercise of the option, unless and until this option is properly and lawfully exercised.

12.    No Right to Continued Employment.   Nothing in this Agreement will be construed as granting Optionee any right to continued employment. EXCEPT AS THE COMPANY AND OPTIONEE WILL HAVE OTHERWISE AGREED IN WRITING, OPTIONEE’S EMPLOYMENT WILL BE TERMINABLE BY THE COMPANY, AT WILL, WITH OR WITHOUT CAUSE FOR ANY REASON OR NO REASON. Except as otherwise provided in the Plan, the Board in its sole discretion will determine whether any leave of absence or interruption in service (including an interruption during military service) will be deemed a termination of employment for the purpose of this Agreement.

13.    Notices.   Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Secretary, at its executive offices, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Optionee will be in writing and delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to Optionee at the address set forth beneath Optionee’s signature in writing. Any such notice will be deemed to have been duly given where deposited in a United States post office in compliance with the foregoing.

14.    Non-Transferrable.   Except as otherwise provided in the Plan or in this Agreement, the option herein granted and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option will immediately become null and void.

15.    Successor.   Subject to the limitation on the transferability of the option contained herein, this Agreement and the Plan will be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

16.    California Law.   This Agreement will be governed by and construed in accordance with the laws of the State of California.

17.    Type of Option.   The option granted in this Agreement:

[  ]            Is intended to be an Incentive Stock Option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

[  ]            Is a non-qualified Option and is not intended to be an ISO.

18.    Plan Provisions Incorporated by Reference.   A copy of the Plan is attached hereto as Exhibit B and incorporated herein by this reference.

19.    Term.   Capitalized terms used herein, except as otherwise indicated, shall have the same meaning as those terms have under the Plan. In the case of conflict between the Plan and this Agreement, the terms of this Agreement shall prevail.

20.    Right of First Refusal.   Any shares purchased by the exercise of options hereunder are subject to the right of first refusal and restrictions on transfer set forth in the Bylaws of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	DORADUS TECHNOLOGIES, INC.

By:

Title:

OPTIONEE:

Address:

EXHIBIT A

DORADUS TECHNOLOGIES, INC.
2004 STOCK OPTION PLAN
EXERCISE NOTICE

Doradus Technologies, Inc.
2216 Ringwood Avenue
San Jose, California  95131
Attention: Secretary

1.             Exercise of Option.   Effective as of today, ____________________, the undersigned (“Purchaser”) hereby elects to purchase ___________ (________) shares (the “Shares”) of the Common Stock of Doradus Technologies, Inc. (the “Company”) under and pursuant to the Doradus Technologies, Inc. 2004 Stock Option Plan (the “Plan”) and the Stock Option Agreement dated _______________, 2004 (the “Option Agreement”). The purchase price for the Shares shall be __________ ($_______), as required by the Option Agreement.

2.             Delivery of Payment.   Purchaser herewith delivers to the Company the full purchase price for the Shares in the form of:

[  ]           Cash or readily available funds;

[  ]           Promissory Note and Security Agreement;

[  ]           Formal Request to Net Exercise.

3.             Representations of Purchaser.   Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.             Rights as Stockholder.   Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Option, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Plan.

5.             Tax Consultation.   Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.             Entire Agreement; Governing Law.   The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. The law of the State of California governs this Agreement.

Submitted by:	Accepted by:

PURCHASER:	DORADUS TECHNOLOGIES, INC.

By:
Signature

Its:
Print Name

Address:	Date Received:

2

EXHIBIT B

DORADUS TECHNOLOGIES, INC.
2004 STOCK OPTION PLAN